Exhibit 10.1

February 12, 2009

John H. Kispert

[address]

Dear John,

We are pleased to extend to you this offer of employment to join Spansion, in the position of President and Chief Executive Officer (“CEO”) reporting to Spansion’s Board of Directors. Your initial biweekly salary will be $34,615.39 ($900,000.00 annualized) (the “Base Salary”). Spansion will pay you an advance of four (4) months of your Base Salary, which you shall not be obligated to repay to Spansion in the event you separate from employment prior to such time that the four (4) month advanced salary is otherwise earned. Thereafter, Spansion will make salary payments in accordance with Spansion’s normal payroll policy and procedures (Spansion has 26 biweekly pay periods per year).

You will also be entitled to a bonus of $1,750,000, less applicable deductions and withholdings, upon consummation of the first to occur of either of the following transactions (each a “Transaction”):

(i) A merger or consolidation of the Company with any other corporation which constitutes a change in ownership of the securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding securities, other than a merger or consolidation which would result in holders of pre-transaction debts of the Company generally holding at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(ii) The sale, lease or other disposition by the Company of all or substantially all the Company’s assets, which occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions;

provided, however, that (a) the Transaction results in the satisfaction of all secured creditors’ claims, and no trustee has been appointed in connection with any bankruptcy proceedings; and (b) you are CEO of Spansion as of the date the definitive agreement for the Transaction is signed; and (c) either (i) you are CEO on the date the Transaction closes, or (ii) you are not CEO on the date the Transaction closes due to the Company’s termination of your employment other than for Cause, your resignation for Good Reason, or your death or disability, in each case after the definitive agreement for the Transaction is signed, but before the closing of the Transaction.

As used herein, the following terms have the following meanings:

(i) “Cause” means (i) an act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in your substantial personal enrichment; (ii) your conviction of, or plea of guilty or no contest to, any felony; (iii) a willful act by you which constitutes gross misconduct and which is injurious to the Company; or (iv) following delivery to you of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that you have not substantially performed your duties, continued violations by you of your obligations to the Company that are demonstrably willful and deliberate on your part, or (v) your material breach of the Proprietary Information Agreement.

(ii) “Good Reason” means you voluntarily resign after the occurrence of any of the following that occur without your express written consent: (i) a material reduction of your duties, authority or responsibilities; provided, however, that a reduction in duties, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (e.g., when the Chief Executive Officer of the Company remains as such following a change of control and is not made the Chief Executive Officer of the acquiring corporation) will not by itself constitute “Good Reason”; (ii) a material reduction in your Base Salary (for purposes of this letter agreement, a reduction that is equal to or less than ten percent (10%) of your Base Salary will not be considered a material reduction); (iii) a material change in the geographic location at which you must perform services (for purposes of this letter agreement, your relocation to a facility or a location equal to or less than 45 miles from your then present location of employment will not be considered a material change in the geographic location at which you must perform services); or (iv) a material breach of this Agreement (for the purposes of this letter agreement, a material breach shall include, but not be limited to, the Company’s failure to obtain bankruptcy court approval of this letter agreement within 60 days of any bankruptcy filing by the Company). You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice. Your resignation for Good Reason must be effective within 2 years of the initial existence of the grounds for “Good Reason.”

Notwithstanding anything to the contrary in this letter agreement, no severance pay payable upon separation that is payable to you, if any, pursuant to this letter agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation (together, the “Deferred Payments”) under Internal Revenue Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) will be payable until you have a “separation from service” within the meaning of Section 409A.

Notwithstanding anything to the contrary in this letter agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your termination of employment, then, if required, the Deferred Payments, which are otherwise due to you on or within the 6 month period following your termination will accrue, to the extent required to avoid imposition of any additional tax or income recognition prior to actual payment to you, during such 6 month period and will become payable in a lump sum payment on the date 6 months and 1 day following the date of your termination of employment or the date of your death, if earlier. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this letter agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

The foregoing provision is intended to comply with the requirements of Section 409A so that none of the benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Spansion will make available to you a comprehensive benefits program with executive perquisites including medical, dental, life and disability coverage, to the extent such benefits are offered to other executives and employees. You are also eligible to participate in the 401(k) retirement savings plan and the executive investment account plan allowing you to defer up to 50% of your salary, as long as such plans remain generally available to other executives of the Company.

In the event of bankruptcy filing by the Company, the Company agrees to use reasonable efforts to obtain bankruptcy court approval of this letter agreement within 60 days of such filing.

Your employment is contingent upon meeting the conditions listed below.

You must successfully pass a background investigation to be performed by our Security Investigations Department. This background investigation includes an investigation of criminal records, previous employment history and educational background.

If you are not a U.S. Citizen or Permanent Resident of the U.S., federal BXA export license regulations may require that Spansion obtain an export license for you. If you are subject to these regulations, your employment at Spansion is contingent on Spansion successfully obtaining an export license for you. In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will also be required to provide Spansion with documents to verify your identity and your legal right to work in the United States.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without Cause, and with or without notice. We request that, in the event of resignation, you give the Company at least 2 weeks notice.

In the event that a definitive agreement with respect to a Transaction is not executed within 6 months of your Start Date, (i) your right to the bonus described above shall terminate, unless such right is extended by the Company in writing, and (ii) it is the intention of the parties to review and modify the terms of your continued employment, if any, on a mutually agreeable basis.

We ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.

As a condition of your employment, you will also be required to sign and comply with a Spansion Employee Proprietary Information Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information.

This letter, along with the Spansion Employee Proprietary Information Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by an authorized representative of the Company’s Board of Directors and you. If this offer is agreeable to you, please accept it by initialing each page and signing your name below. Return the original offer letter, the signed Spansion Employee Proprietary Information Agreement, the Self-ID Form (Disabilities AAP), the Veterans Self -ID Form and the completed Personal Data Form to us. An envelope is enclosed for your convenience.

We look forward to having you as a member of our team and feel our association will be mutually rewarding. The dedication, creative drive and loyalty of our employees have enabled us to impact the world through our technological advances in the microelectronics field. We are confident that you possess these qualities and that your contributions to Spansion will be significant.

If you have any questions, please feel free to contact me.

Sincerely,

/s/ Lisa Guadagna
Lisa Guadagna
Vice President Human Resources

408-616-1174

AGREED TO AND ACCEPTED

I am pleased to accept, effective the Start Date indicated below, Spansion’s offer of employment as outlined above and in the enclosed attachment(s).

/s/ John H. Kispert	2-2-09
Signature	Start Date

2-12-09
Date Signed